Exhibit 99.1

The premier capital provider to the hospitality industryTM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ORIGINATES $21.5 MILLION MEZZANINE LOAN ON TWO WESTIN RESORTS
DALLAS — (December 6, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it provided a mezzanine loan totaling $21.5 million to NCH/Transwest that is secured by its newly acquired interest in the Westin La Paloma Resort & Spa in Tucson, Arizona and the Westin Hilton Head Resort in Hilton Head, South Carolina.
The $21.5 million loan on the hotels bears interest at a fixed rate of 14% during the 10-year term of the loan. The loan is interest only and can be prepaid subject to yield maintenance during the first five years and with set fees the following five years. Financing on the two hotels includes a $209.0 million first mortgage loan originated by JPMorgan and the $21.5 million mezzanine loan. Ashford received an origination fee of 0.50%. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 1.07x and Ashford’s investment in the capital structure is approximately 69% to 76% loan to value. The borrower set aside a $3.0 million mezzanine loan interest reserve and provided a completion guarantee for $10.0 million of value-added capital expenditures at the resorts.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “As market conditions change, Ashford seeks to capitalize on the most accretive investment opportunities for shareholders within the lodging sector. The recent changes in the debt markets have reinvigorated our lending business on terms that meet our disciplined loan criteria. Our asset sales progress provides us with the ability to recycle shareholder capital in several directions, including solid mezzanine transactions such as these. We see an increasing number of similar opportunities in the market.”
Opened in 1986, The Westin La Paloma Resort & Spa has 487 rooms and 80,000 square feet of meeting space. The 175-acre resort also features a 27-hole Jack Nicklaus Signature Golf Club, six swimming pools, and the Elizabeth Arden Red Door Spa. The Westin La Paloma Resort & Spa holds the prestigious AAA 4-Diamond rating.
Located on 14 acres of beachfront property in Hilton Head, the Westin Hilton Head Resort features 412 rooms, 28,000 square feet of meeting space and a 7,500-square-foot Heavenly Spa. The resort opened in 1985.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Closes on $21.5 Million Junior Mezzanine Loan

December 6, 2007
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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